As filed with the Securities and Exchange Commission on May 29, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IRIDIUM COMMUNICATIONS INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of

incorporation or organization)

26-1344998

(I.R.S. Employer Identification No.)

1750 Tysons Boulevard, Suite 1400, McLean, VA	22102
(Address of registrant’s principal executive offices)	(Zip Code)

Iridium Communications Inc. 2012 Equity Incentive Plan

(Full title of the Plan)

Matthew J. Desch

Chief Executive Officer

Iridium Communications Inc.

1750 Tysons Boulevard, Suite 1400

McLean, VA 22102

(Name and address of agent for service)

(703) 287-7400

(Telephone number, including area code, of agent for service)

Copy to:

Brent B. Siler, Esq.

Cooley LLP

One Freedom Square, Reston Town Center

11951 Freedom Drive

Reston, VA 20190-5656

(703) 456-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share	13,416,019(3)	$8.355	$112,090,839	$12,845.61(4)

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on May 23, 2012. Pursuant to Rule 457(h)(2) under the Securities Act, there is no separate registration fee that is required to be paid with respect to the plan interests registered pursuant to this Registration Statement.
(3)	Consists of (i) 5,423,206 shares newly authorized for issuance under the 2012 Equity Incentive Plan on May 22, 2012 pursuant to the approval of the 2012 Equity Incentive Plan by the Registrant’s stockholders at its 2012 annual meeting of stockholders, (ii) the maximum of 1,576,794 shares of Common Stock that remained available for issuance under the Registrant’s 2009 Stock Incentive Plan, and (iii) up to 6,416,019 shares of Common Stock previously authorized for issuance under the 2009 Stock Incentive Plan that may become available for issuance under the 2012 Equity Incentive Plan from time to time as a result of expiration or termination of outstanding awards under the 2009 Stock Incentive Plan prior to exercise or vesting.
(4)	Of the shares registered hereby, 1,576,794 shares were previously registered on the Registrant’s Registration Statement on Form S-8 (File No. 333-165508) filed on March 16, 2010 and remain unissued. In accordance with Rule 457(p), $951.12 of the Registration Fee is being offset by the dollar amount of registration fees previously paid in respect of such unissued shares previously registered by the Registrant.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have heretofore been filed by Iridium Communications Inc. (the “Registrant”) with the Securities and Exchange Commission pursuant to the Securities Act and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed on March 6, 2012;

(2)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012, filed on May 3, 2012;

(3)	The Registrant’s definitive proxy statement on Schedule 14A filed on April 10, 2012;

(4)	The Registrant’s Current Reports on Form 8-K filed on February 24, 2012, March 13, 2012 and May 23, 2012; and

(5)	The description of the Registrant’s common stock contained in the Registrant’s Current Report on Form 8-K filed on September 29, 2009 (File No. 001-33963), incorporated by reference in Item 1 of the Registrant’s Registration Statement on Form 8-A under the Exchange Act, as amended, filed with the Securities and Exchange Commission on October 15, 2009, and all amendments or reports filed for the purpose of updating such description.

All other reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed incorporated document modifies or supersedes such statement. Any statement contained in an incorporated document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Registrant’s Exchange Act file number with the Commission is 001-33963.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the Registrant. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant’s restated certificate of incorporation provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.

In addition, the Registrant has entered into indemnification agreements with each of its directors and officers and maintains liability insurance for its directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit Index.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, Commonwealth of Virginia, on this 29th day of May, 2012.

IRIDIUM COMMUNICATIONS INC.

By:	/s/ Matthew J. Desch
Matthew J. Desch
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Matthew J. Desch, Thomas J. Fitzpatrick and Thomas D. Hickey, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Name	Title	Date

/s/ Matthew J. Desch Matthew J. Desch	Chief Executive Officer and Director (Principal Executive Officer)	May 29, 2012

/s/ Thomas J. Fitzpatrick Thomas J. Fitzpatrick	Chief Financial Officer (Principal Financial Officer)	May 29, 2012

/s/ Richard P. Nyren Richard P. Nyren	Vice President and Controller (Principal Accounting Officer)	May 29, 2012

/s/ Robert H. Niehaus Robert H. Niehaus	Director and Chairman of the Board	May 29, 2012

J. Darrel Barros	Director	May 29, 2012

/s/ Scott L. Bok Scott L. Bok	Director	May 29, 2012

Thomas C. Canfield	Director	May 29, 2012

/s/ Peter M. Dawkins Peter M. Dawkins	Director	May 29, 2012

/s/ Alvin B. Krongard Alvin B. Krongard	Director	May 29, 2012

/s/ Eric T. Olson Eric T. Olson	Director	May 29, 2012

Steven B. Pfeiffer	Director	May 29, 2012

/s/ Parker W. Rush Parker W. Rush	Director	May 29, 2012

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

3.1	Amended and Restated Certificate of Incorporation, incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed with the SEC on September 29, 2009.

3.2	Amended and Restated Bylaws, incorporated herein by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K, filed with the SEC on September 29, 2009.

4.1	Specimen Common Stock Certificate, incorporated herein by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-1 (Registration No. 333-147722), filed with the SEC on February 4, 2008.

5.1*	Opinion of Cooley LLP with respect to legality of securities being registered hereunder

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm

23.2*	Consent of Cooley LLP (reference is made to Exhibit 5.1 filed herewith)

24.1*	Powers of Attorney (included as part of the signature page to this Registration Statement)

99.1	Iridium Communications Inc. 2012 Equity Incentive Plan, incorporated by reference to Appendix A to the Registrant’s Proxy Statement filed with the SEC on April 10, 2012

99.2	Forms of Stock Option Grant Notice and Stock Option Agreement for use in connection with the Iridium Communications Inc. 2012 Equity Incentive Plan, incorporated herein by reference to the Registrant’s current report on Form 8-K filed on May 23, 2012

99.3	Forms of Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement for use in connection with the Iridium Communications Inc. 2012 Equity Incentive Plan, incorporated herein by reference to the Registrant’s current report on Form 8-K filed on May 23, 2012

*	Filed herewith.